Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2019 RESULTS

DALLAS – July 24, 2019 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended June 30, 2019.

Second Quarter 2019 Summary

•	Recognized a GAAP net loss of $63.5 million or $(0.80) per diluted common share
•	Generated core earnings of $14.8 million or $0.12 per diluted common share
•	Increased second quarter dividend by 50% to $0.12 per common share
•	Book value per common share declined $0.50 to end the quarter at $8.93 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio and leverage ended the quarter at $11.53 billion and 9.59 times long-term investment capital, respectively

Second Quarter Earnings and Related Discussion

Capstead reported a GAAP net loss of $63.5 million or $(0.80) per diluted common share for the quarter ended June 30, 2019, compared to a GAAP net loss of $7.7 million or $(0.15) per diluted common share for the quarter ended March 31, 2019. The Company reported core earnings of $14.8 million or $0.12 per diluted common share for the quarter ended June 30, 2019. This compares to core earnings of $15.5 million or $0.12 per diluted common share for the quarter ended March 31, 2019.

As described further in the “Non-GAAP Financial Measures” section of this release, the difference between GAAP and core results this quarter primarily relates to declines in market value associated with interest rate swap agreements that are now reported on the statements of operations.  Previously, this change was reported in stockholders’ equity where changes in unrealized portfolio gains are reported.

Portfolio yields averaged 2.82% during the second quarter of 2019, an increase of seven basis points from the 2.75% reported for the first quarter. Yields benefited from portfolio acquisitions and mortgage loans underlying the portfolio resetting to higher rates while absorbing the effects of higher mortgage prepayment levels. The average annualized constant prepayment rate, or CPR, increased to 26.29% CPR in the current quarter from 20.62% CPR in the prior quarter.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2019 (dollars in thousands):

	Quarter Ended June 30, 2019	Six Months Ended June 30, 2019
Residential mortgage investments, beginning of period	$12,228,422	$11,965,381
Portfolio acquisitions (principal amount)	531,305	1,502,011
Investment premiums on acquisitions	12,959	36,625
Portfolio runoff (principal amount)	(966,515)	(1,723,069)
Sales of investments (basis)	(305,356)	(305,356)
Investment premium amortization	(18,146)	(36,399)
Increase in net unrealized gains on securities classified as available-for-sale	48,550	92,026
Residential mortgage investments, end of period	$11,531,219	$11,531,219
Decrease in residential mortgage investments during the indicated periods	$(697,203)	$(434,162)

Rates on Capstead’s $10.74 billion in secured borrowings, after adjusting for hedging activities, averaged 12 basis points higher at 2.35% during the second quarter of 2019, compared to 2.23% for the prior quarter. This increase is primarily attributable to higher hedging costs, as interest rate swaps with lower fixed rates matured, new swaps were entered into at higher rates and variable-rate swap receipts were negatively affected by declines in three-month LIBOR.  Unhedged borrowing rates were relatively unchanged.  At quarter-end the Company held $7.55 billion notional amount of secured borrowings-related interest rate swaps with contract expirations occurring at various dates through the second quarter of 2022 and a weighted average expiration of 23 months.  Portfolio leverage (secured borrowings divided by long-term investment capital) decreased to 9.59 to one at June 30, 2019 from 9.65 to one at March 31, 2019.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.09% for the second quarter of 2019. As an annualized percentage of total assets, operating costs averaged 0.10% during this period.

Book Value per Common Share

Book value per share as of June 30, 2019 was $8.93, a decrease of $0.50 or 5.3% from March 31, 2019 book value of $9.43, reflecting $1.05 in swap-related declines in value, partially offset by $0.55 in portfolio-related market value increases. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Fair value is impacted by market conditions including changes in interest rates, the availability of financing at reasonable rates and leverage levels, among other factors.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “We are pleased to report core earnings of $0.12 per common share for the quarter and to be in a position to have significantly increased our dividend payout despite a difficult operating environment.  Market expectations swung dramatically this quarter in favor of lower short-term rates which in turn resulted in declines in market interest rates across the yield curve.  Fair values of swaps held for hedging purposes declined considerably while pricing for mortgage securities underperformed due in part to expectations for higher levels of mortgage prepayments.  As a result, our book value declined as lower swap values were only partially offset by higher portfolio pricing.

“In June we took advantage of lower fixed-pay swap rates available in the market to replace $800 million of longer-term swaps with new two-year contracts. We also reduced our portfolio of agency-guaranteed ARM securities and our leverage marginally during the quarter. We will continue to be disciplined yet flexible in managing our balance sheet to improve our future performance as market conditions evolve.

“With current secured borrowings of $10.74 billion and $7.55 billion notional amount of related swaps ($1.25 billion of which mature by year-end), we stand to benefit significantly should the Federal Reserve begin reducing the Fed Funds rate as anticipated by the markets, even as we absorb the effects of relatively high levels of mortgage prepayments.  Should the Federal Reserve signal that it will not be reducing rates at the pace anticipated by the market, we would expect interest rates to increase, slowing mortgage prepayments and helping to reverse book value declines experienced this quarter.

“For nearly 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.  For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and compare its performance to that of its peers. Prior to March 2019, the Company designated its secured borrowings-related swaps as hedges for accounting purposes, whereby changes in the swaps’ fair values were recorded in Accumulated other comprehensive income. Beginning in March 2019, for GAAP purposes, related changes in the fair value of these derivatives are recorded in the Company’s consolidated statements of operations. Also, for GAAP purposes, related net unrealized gains recorded in Accumulated other comprehensive income through February 28, 2019 are being recognized as a component of interest expense in the Company’s consolidated statements of operations over the remaining life of these swaps.  Core earnings and core earnings per common share exclude these GAAP adjustments.

Management believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio as opposed to total financing spreads because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 25, 2019 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10133446.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax reform, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and credit markets, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Residential mortgage investments ($11.30 and $11.57 billion pledged at June 30, 2019 and December 31, 2018, respectively)	$11,531,219	$11,965,381
Cash collateral receivable from interest rate swap counterparties	70,873	31,797
Interest rate swap agreements at fair value	2,128	–
Cash and cash equivalents	179,478	60,289
Receivables and other assets	143,405	129,058
	$11,927,103	$12,186,525
Liabilities
Secured borrowings	$10,742,574	$10,979,362
Interest rate swap agreements at fair value	28,284	17,834
Unsecured borrowings	98,342	98,292
Common stock dividend payable	10,605	7,132
Accounts payable and accrued expenses	24,910	24,842
	10,904,715	11,127,462
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at June 30, 2019 and December 31, 2018	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 85,549 and 85,277 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	855	853
Paid-in capital	1,176,529	1,174,880
Accumulated deficit	(444,703)	(346,570)
Accumulated other comprehensive income (loss)	38,761	(21,046)
	1,022,388	1,059,063
	$11,927,103	$12,186,525

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,120,730	$1,157,355
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.59:1	9.49:1
Book value per common share (based on shares of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$8.93	$9.39

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Interest income:
Residential mortgage investments	$85,100	$65,202	$168,907	$134,340
Other	600	305	1,022	713
	85,700	65,507	169,929	135,053
Interest expense:
Secured borrowings	(67,945)	(48,241)	(131,724)	(93,262)
Unsecured borrowings	(1,900)	(1,900)	(3,791)	(3,791)
	(69,845)	(50,141)	(135,515)	(97,053)
	15,855	15,366	34,414	38,000
Other (expense) income:
Loss on derivative instruments (net)	(74,842)	–	(96,499)	–
Loss on sale of investments (net)	(1,365)	–	(1,365)	–
Compensation-related expense	(1,972)	(1,560)	(5,581)	(3,608)
Other general and administrative expense	(1,138)	(899)	(2,266)	(2,136)
Miscellaneous other revenue	2	81	91	152
	(79,315)	(2,378)	(105,620)	(5,592)
Net (loss) income	(63,460)	12,988	$(71,206)	$32,408
Less preferred stock dividends	(4,842)	(4,842)	(9,684)	(9,684)
Net (loss) income to common stockholders:	$(68,302)	$8,146	$(80,890)	$22,724

Net (loss) income per common share:
Basic and diluted	$(0.80)	$0.09	$(0.95)	$0.24

Weighted average common shares outstanding:
Basic	84,934	92,001	84,914	92,709
Diluted	84,934	92,121	84,914	92,810

Cash dividends declared per share:
Common	$0.12	$0.14	$0.20	$0.30
Series E preferred	0.47	0.47	0.94	0.94

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2019		2018
	Q2	Q1	Q4	Q3	Q2
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$85,100	$83,807	$72,902	$67,649	$65,202
Other	600	422	626	350	305
	85,700	84,229	73,528	67,999	65,507
Interest expense:
Secured borrowings	(67,945)	(63,779)	(59,321)	(54,393)	(48,241)
Unsecured borrowings	(1,900)	(1,891)	(1,910)	(1,910)	(1,900)
	(69,845)	(65,670)	(61,231)	(56,303)	(50,141)
	15,855	18,559	12,297	11,696	15,366
Other (expense) income:
Loss on derivative instruments (net)	(74,842)	(21,657)	–	–	–
Loss on sale of investments (net)	(1,365)	–	–	–	–
Compensation-related expense	(1,972)	(3,609)	(2,238)	(1,913)	(1,560)
Other general and administrative expense	(1,138)	(1,128)	(1,207)	(1,184)	(899)
Miscellaneous other revenue	2	89	132	81	81
	(79,315)	(26,305)	(3,313)	(3,016)	(2,378)
Net (loss) income	$(63,460)	$(7,746)	$8,984	$8,680	$12,988
Net (loss) income per diluted common share	$(0.80)	$(0.15)	$0.05	$0.04	$0.09
Average diluted common shares outstanding	84,934	84,894	88,006	91,346	92,121

Core earnings	$14,780	$15,471	$8,984	$8,680	$12,988
Core earnings per diluted common share	0.12	0.12	0.05	0.04	0.09

Select Operating and Performance Statistics:
Common dividends declared per share	0.12	0.08	0.08	0.11	0.14
Book value per common share	8.93	9.43	9.39	9.48	9.85
Average portfolio outstanding (cost basis)	12,065,084	12,169,106	12,442,410	13,026,636	13,025,353
Average secured borrowings	11,193,335	11,156,608	11,439,646	11,957,518	11,914,562
Average long-term investment capital (“LTIC”)	1,149,388	1,161,815	1,188,553	1,258,367	1,280,231
Constant prepayment rate (“CPR”)	26.29%	20.62%	22.37%	25.71%	23.82%
Total financing spreads	0.34	0.42	0.22	0.21	0.33
Yields on residential mortgage investments	2.82	2.75	2.34	2.08	2.00
Secured borrowing rates (a)	2.35	2.23	2.07	1.82	1.62
Financing spreads on residential mortgage investments	0.47	0.52	0.27	0.26	0.38
Operating costs as a percentage of LTIC (b)	1.09	1.32	1.15	0.98	0.77
Quarterly economic return (change in book value plus dividends)	(4.03)	1.28	(0.11)	(2.64)	(1.09)
Return on common equity capital (c)	4.98	5.33	1.96	1.69	3.51
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains in Accumulated other comprehensive income on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated cash flow hedges.

(b)	First quarter 2019 excludes the effects of adjustments to 2018 incentive compensation accruals totaling $(949,000) due to the Company’s 2018 outperformance relative to its peers.
(c)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(percentages annualized, unaudited)

The Company defines core earnings as GAAP net (loss) income excluding (a) unrealized loss (gain) on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation (March 1, 2019) and (d) realized loss (gain) on securities.   The following reconciles GAAP net (loss) income and net (loss) income per common share to core earnings and core earnings per common share:

	2019				2018
	Q2		Q1		Q4		Q3		Q2
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net (loss) income	$(63,460)	$(0.80)	$(7,746)	$(0.15)	$8,984	$0.05	$8,680	$0.04	$12,988	$0.09
Unrealized loss on non-designated derivative instruments	59,388	0.70	26,237	0.31	–	–	–	–	–	–
Realized loss on termination of non-designated derivative instruments	24,202	0.28	–	–	–	–	–	–	–	–
Amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(6,715)	(0.08)	(3,020)	(0.04)	–	–	–	–	–	–
Realized loss on sale of investments	1,365	0.02	–	–	–	–	–	–	–	–
Core earnings	$14,780	$0.12	$15,471	$0.12	$8,984	$0.05	$8,680	$0.04	$12,988	$0.09

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2019		2018
	Q2	Q1	Q4	Q3	Q2
Total financing spreads	0.34%	0.42%	0.22%	0.21%	0.33%
Impact of yields on other interest-earning assets*	0.01	–	–	–	–
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(0.24)	(0.11)	–	–	–
Impact of net cash flows received on non-designated derivative instruments	0.31	0.16	–	–	–
Financing spreads on residential mortgage investments	0.47	0.52	0.27	0.26	0.38
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	June 30, 2019					December 31, 2018
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$4,557,310	$155,492	$4,712,802	$4,757,772	$44,970	$48,091
Longer-to-reset ARMs	4,010,072	101,224	4,111,296	4,116,612	5,316	(66,326)
Ginnie Mae securities:
Current-reset ARMs	1,119,764	38,353	1,158,117	1,164,345	6,228	4,433
Longer-to-reset ARMs	1,447,885	34,289	1,482,174	1,490,440	8,266	(13,444)
	$11,135,031	$329,358	$11,464,389	$11,529,169	$64,780	$(27,246)
Interest rate swap agreements: (b)
Secured borrowings-related			$7,550,000	$(73,625)	$2,265	$24,033
Unsecured borrowings-related			100,000	(28,284)	(28,284)	(17,834)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Residential mortgage securities classified as held-to-maturity with a cost basis of $1.1 million and unsecuritized investments in residential mortgage loans with a cost basis of $1.0 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Secured borrowings-related swap positions were de-designated as cash flow hedges for accounting purposes on March 1, 2019 and unrealized gains held in Accumulated other comprehensive income are being amortized over the remaining terms of the swaps. Changes in fair value subsequent to March 1, 2019 are reflected on the consolidated statements of operations as a component of Loss on derivative instruments (net). Unsecured borrowings-related swaps remain designated as cash flow hedges for accounting purposes and are carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Third quarter 2019	$550,000	1.40
Fourth quarter 2019	700,000	1.72
First quarter 2020	600,000	2.07
Second quarter 2020	600,000	2.68
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
First quarter 2021	100,000	2.67
Second quarter 2021	800,000	1.95
First quarter 2022	2,500,000	2.54
Second quarter 2022	1,300,000	2.30
	$7,550,000

After consideration of secured borrowings-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of June 30, 2019 of approximately 13¾ months and 15¼ for a net duration gap of approximately (1½) months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2019)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,215,686	4.16%	3.79%	1.66%	2.54%	5.00%	6.2
Freddie Mac Agency Securities	1,497,116	4.09	3.92	1.76	1.99	4.87	7.7
Ginnie Mae Agency Securities	1,158,117	3.67	3.43	1.51	1.05	4.59	6.1
Residential mortgage loans	764	3.90	4.65	2.06	1.75	11.09	6.0
(51% of total)	5,871,683	4.05	3.75	1.66	2.10	4.89	6.6
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,865,389	3.06	3.78	1.61	3.46	5.00	43.7
Freddie Mac Agency Securities	1,245,907	3.03	3.81	1.64	3.33	5.07	43.5
Ginnie Mae Agency Securities	1,482,174	3.45	3.42	1.50	1.01	5.01	45.5
(49% of total)	5,593,470	3.16	3.69	1.59	2.78	5.02	44.1
	$11,465,153	3.61	3.72	1.62	2.43	4.95	25.0
Gross WAC (rate paid by borrowers)(d)		4.20

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At June 30, 2019, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 102.96.  This table excludes $1 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 75% of current-reset ARMs were subject to periodic caps averaging 1.78%; 18% were subject to initial caps averaging 2.09%; 6% were subject to lifetime caps averaging 6.23%; and less than 1% were uncapped.  All longer-to-reset ARM securities at June 30, 2019 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at June 30, 2019 approximately 92%, 4% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 1% reset every five years.  Approximately 82% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.